AMENDED AND RESTATED
CAMDEN PROPERTY TRUST
1999 EMPLOYEE SHARE PURCHASE PLAN
(as amended and restated on July 30, 2014)

1.    Purpose

This Plan is effective as of July 30, 2014 and is an amendment and restatement of the Plan as in effect November 3, 1999. The primary purpose of this Plan is to encourage Share ownership by each Eligible Employee in the belief that such Share ownership will increase his or her interest in the success of Camden Property Trust, a Texas real estate investment trust (the "Company").
2.    Definitions

2.1    The term "Account" shall mean the separate bookkeeping account established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the contributions made on his or her behalf to purchase Shares under this Plan.

2.2    The term "Board" shall mean the Board of Trust Managers of the Company.

2.3    The term "Closing Price" shall mean the closing price for a Share as reported for any applicable date by the New York Stock Exchange.

2.4    The term "Committee" shall mean the Compensation Committee of the Board.

2.5    The term "Company" shall mean Camden Property Trust, a Texas real estate investment trust.

2.6    The term "Election Form" shall mean the form as is provided by the Company or the Plan Administrator.

2.7    The term "Eligible Employee" shall mean each officer or employee of a Participating Employer who is shown on the payroll records of a Participating Employer as an employee for at least twelve (12) months prior to the commencement of a Purchase Period.

2.8    The term "Participant" shall mean (a) for each Purchase Period an Eligible Employee who has elected to purchase Shares in accordance with Section 4 in such Purchase Period and (b) any person for whom Shares are held pending delivery under Section 6.

2.9    The term "Participating Employer" shall mean the Company, Camden Development, Inc. and any other affiliated entity which is designated as such by the Committee.

2.10    The term "Pay" means all cash compensation paid to an Eligible Employee for services to a Participating Employer, including regular straight time earnings or draw, overtime, commissions and bonuses, but excluding amounts paid as living allowance or reimbursement of expenses and other similar payments paid to him or her by the Participating Employer.

2.11    The term "Pay Day" means the date on which a Participant receives Pay from a Participating Employer.

2.12    The term "Plan" shall mean this Amended and Restated Camden Property Trust 1999 Employee Share Purchase Plan, effective as of July 30, 2014, and as thereafter amended from time to time.

2.13    The term "Plan Administrator" shall mean the Chief Financial Officer of the Company or another person designated by the Committee.

2.14    The term "Purchase Period" shall mean periods of approximately six months duration. The Purchase Period which is in effect as of July 30, 2014 commenced July 1, 2014 and will end December 15, 2014. The next Purchase Period will commence on December 16, 2014 and end on June 15, 2015. Thereafter, a new Purchase Period shall commence on June 16 and December 16 of each year and shall end on the following December 15 and June 15, respectively. The Committee shall have the power to change the duration and/or the frequency of Purchase Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected; provided, however, that in no event shall any Purchase Period exceed 27 months in duration.

2.15    The term "Purchase Price" for each Purchase Period shall mean 85% of the lesser of: (a) the Closing Price for a Share on the last day of such Purchase Period (or if there is no trading of the Shares on such last day of such Purchase Period, the Closing Price of the Shares as reported on the last day of such Purchase Period on which Shares were traded) or (b) the Closing Price for a Share on the first day of such Purchase Period (or if there is no trading of the Shares on such first day of such Purchase Period, the Closing Price of the Shares as reported on the first day of such Purchase Period on which Shares were traded).

2.16    The term "Rule 16b-3" shall mean Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor to such rule.

2.17    The term "Shares" shall mean the common shares of beneficial interest, par value $.01 per share, of the Company. The aggregate number of Shares available for grant under this Plan shall not exceed 500,000, subject to adjustment pursuant to Section 14 hereof.

3.    Administration

Except for the exercise of those powers expressly granted to the Committee to determine the Closing Price, who is a Participating Employer and to set the Purchase Period, the Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret the Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of such Eligible Employee or Participant under this Plan.
4.    Participation

4.1    Each person who is an Eligible Employee on the enrollment date shall be a Participant in this Plan for the related Purchase Period, if he or she (i) properly completes and timely files an Election Form with the Plan Administrator to elect to participate in this Plan; and (ii) deposits, either through payroll deduction or a lump sum, the full amount of his or her desired purchase amount prior to the final pricing day of a Purchase Period. An Election Form may require an Eligible Employee to provide such information and to agree to take such action (in addition to the action required under Section 5) as the Plan Administrator deems necessary or appropriate in light of the purpose of this Plan or for the orderly administration of this Plan.

4.2    Notwithstanding anything herein to the contrary, no person shall be deemed to be an Eligible Employee:

(a)if immediately after such participation, Participant would own Shares, and/or hold outstanding options to purchase Shares, possessing 5% or more of the total combined voting power or value of all classes of Shares of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Internal Revenue Code of 1986, as amended, shall apply in determining Share ownership of any Participant); or

(b)if such Participant’s rights to purchase Shares under all employee share purchase plans of the Company would exceed the maximum number of shares such Participant is then eligible to purchase as set forth in Section 4.8; or

(c)if immediately prior to commencement of a Purchase Period, the Eligible Employee has not been an employee of the Company for at least one year; or

(d)if the Participant is no longer an Eligible Employee at the final pricing date and when the shares are purchased.

4.3    A Participant may elect to participate in the Plan for any Purchase Period by delivering a properly completed Election Form at least 15 days prior to the commencement of any Purchase Period. A Participant may make one or more cash contributions following such election and prior to the end of the Purchase Period. A Participant may also elect to have contributions made through payroll deductions expressed as a specific dollar amount that Participating Employer is authorized to deduct from his or her Pay each Pay Day during the Purchase Period; provided, however, that the minimum payroll deduction for a Participant for each Pay Day for purchases under this Plan shall be $10.00.

4.4    A Participant shall have the right to amend his or her Election Form at any time to reduce or to stop his or her contributions, and such amendment shall be effective immediately for cash contributions and as soon as practicable after the Plan Administrator actually receives such amended Election Form for payroll deductions.

4.5    A Participant may withdraw his or her contributions at any time. A withdrawal shall be deducted from the Participant’s Account as of the date the Plan Administrator receives such amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable after such date. A Participant who withdraws his or her contributions in full will not be eligible to participate in the Plan for six (6) months from the date of such withdrawal, i.e. will not be eligible for the next Purchase Period.

4.6    All payroll deductions made for a Participant shall be credited to his or her Account as of the Pay Day as of which the deduction is made. All cash deposits made by a Participant shall be credited to his or her Account as of the date such amount is received by the Plan Administrator. All contributions made by a Participant under this Plan, whether in cash or through payroll deductions, shall be held by the Company or by such Participant’s Participating Employer, as agent for the Company. All such contributions shall be held as part of the general assets of the Company and shall not be held in trust or otherwise segregated from the Company’s general assets. No interest shall be paid or accrued on any such contributions. Each Participant’s right to the contributions credited to his or her Account shall be that of a general and unsecured creditor of the Company. Each Participating Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any tax laws with respect to purchases of Shares made under this Plan.

4.7    The balance credited to the Account of an Eligible Employee shall automatically be refunded in full (without interest) if his or her status as an employee of all Participating Employers terminates for any reason whatsoever during a Purchase Period. Such refunds shall be made as soon as practicable after the Plan Administrator has actual notice of any such termination.

4.8    Notwithstanding anything in this Plan to the contrary, no Participant shall be permitted to Shares in an amount which exceeds, in any calendar year, Shares having a fair market value (as determined on the first day of the applicable Purchase Period) in excess of $25,000.00. The formula by which the maximum number of shares which a Participant may purchase in each Purchase Period, as well as an example of the application of such formula, is attached to this Plan as Exhibit “A” and incorporated herein by reference.

5.    Purchase of Shares

5.1    If a Participant is an Eligible Employee through the end of a Purchase Period, the balance which remains credited to his or her Account at the end of such Purchase Period automatically shall be applied to purchase Shares at the Purchase Price for such Shares for such Purchase Period. Such Shares shall be purchased on behalf of the Participant by operation of this Plan only in whole Shares and such Shares shall be held for the benefit of such Participant in a brokerage account established for such Participant with a registered brokerage firm (a “Designated Brokerage Account”). Any balance in the Account of a Participant following the purchase of whole Shares shall be deposited into such Participant’s Designated Brokerage Account.

5.2    Except as specifically provided herein, all Participants shall have the same rights and privileges under the Plan. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

5.3    On the first day of each Purchase Period, each Eligible Employee participating in such Purchase Period shall be deemed to have been granted an option to purchase, on the last day of such Purchase Period (at the applicable Purchase Price), up to a number of Shares determined by dividing such Eligible Employee’s (i) payroll deductions accumulated prior to the last day of such Purchase Period, (ii) cash deposits accumulated prior to the last day of such Purchase Period or (iii) the combined amounts of (i) and (ii) above, by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Purchase Period a number of Shares which would exceed the limit specified in Section 4.8. Unless a Participant withdraws from the Plan as provided in Section 4.5 hereof, his or her option for the purchase of shares shall be deemed to have been exercised automatically as of the first day of the Purchase Period, and the maximum number of shares subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions and cash in his or her account. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

5.4    The Plan Administrator may use the Company’s treasury shares to satisfy its obligations under this Plan, in which event the treasury shares shall be deemed to have been acquired for a price equal to the Closing Price for a Share on the last day of such Purchase Period (or if there is no trading of the Shares on such last day of such Purchase Period, the Closing Price of the Shares as reported on the last day of the Purchase Period on which Shares were traded). In the event the Plan Administrator does not use the Company’s treasury shares to satisfy its obligations under this Plan it may use up to ten (10) trading days following the end of a Purchase Period to make open market purchases of the Company’s common stock to acquire Shares to satisfy its obligations under this Plan. For the purpose of determining the nine-month holding period required under Section 8.2, all Shares purchased shall be deemed to have been purchased on the last day of the relevant Purchase Period. If the total Shares to be purchased in accordance with Section 5.1 exceeds the number of Shares available under the Plan, (after deducting all of the Shares previously purchased under Section 5.1), the Plan Administrator shall make a pro rata allocation of the Shares in a uniform manner.

6.    Delivery

The Shares purchased by each Participant shall be deposited into such Participant’s Designated Brokerage Account, and no certificates shall be issued for such Shares except to the extent that a Participant specifically so requests. A Share certificate delivered to a Participant shall be registered in his or her name or, if the Participant so elects and is permissible under applicable law, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. However, (a) no Share certificate representing a fractional share of Share shall be delivered to a Participant or to a Participant and any other person, (b) cash which the Plan Administrator deems representative of the value of a Participant’s fractional share shall be distributed (when a Participant requests a distribution of certificates for all of the shares of Share held for him or her) in lieu of such fractional share unless a Participant in light of Rule 16b-3 waives his or her right to such cash payment and (c) the Plan Administrator shall have the right to charge a Participant for registering a Share in the name of the Participant and any other person. No Participant (or any person who makes a claim for, on behalf of or in place of a participant) shall have any interest in any Share under this Plan until they have been reflected in the book-entry record maintained by the transfer agent or the certificate for such Share has been delivered to such person.
7.    Death of Participant

If a Participant dies before the end of a Purchase Period any balance credited to his or her Account shall be treated in the same manner as accrued Pay. If a Participant dies after the end of a Purchase Period but before the Shares applicable to such Purchase Period have been delivered to such Participant’s Designated Brokerage Account, the Company shall complete the delivery of the Shares to such Participant’s Designated Brokerage Account. Any Shares and cash deposited in a Participant’s Designated Brokerage Account shall be distributed by the registered broker who manages such Designated Brokerage Account in the manner agreed to by such registered broker and such Participant prior to his or her demise, or in the absence of such agreement to such Participant’s estate. Shares held in a Participant’s Designated Brokerage Account following the death of such Participant shall not be subject to the minimum holding period provisions of Section 8.2.
8.    Transferability and Dispositions

8.1    Neither the balance credited to a Participant’s Account nor any rights to receive Shares under this Plan may be assigned, encumbered, alienated, transferred, pledged or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect.

8.2    Unless permitted by the Plan Administrator as hereinafter provided, no sale, transfer or other disposition may be made of any Shares purchased under the Plan during the first nine (9) months following the end of a Purchase Period. During such nine-month period the Shares must be held in such Participant’s

Designated Brokerage Account. If a Participant violates the foregoing restriction, he or she shall remit to the Company an amount of cash equal to the difference between the Purchase Price paid by the Participant for such Shares and the price paid (or deemed to have been paid) by the Plan Administrator to acquire the Shares as provided under Section 5.4. Alternatively, the Plan Administrator may, at the Participant’s option, sell the Shares and deduct from the proceeds of such sale the remittance due under this Section 8.2. No participant shall be required to sell Shares upon termination of employment. Notwithstanding the foregoing, if a Participant who owns Shares subject to the foregoing restriction is determined by the Plan Administrator in its discretion to have a serious financial need for the proceeds of the sale of such Shares, then upon application made by the Participant, the Plan Administrator shall consent to a sale of such Shares to the extent necessary to satisfy the serious financial need, and the Participant will not be required to make the remittance to the Company described in this Section 8.2.

9.    Securities Registration

If the Company shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statute any Shares purchased under this Plan or to qualify any such Shares for an exemption from any such statutes, the Company shall take such action at its own expense. If Shares are listed on any national securities exchange at the time any Shares are purchased hereunder, the Company shall make prompt application for the listing on such national securities exchange of such Shares, at its own expense. Purchases of Shares hereunder shall be postponed as necessary pending any such action.
10.    Compliance with Applicable Regulations

10.1    All elections and transactions under this Plan by persons subject to Rule 16b-3 are intended to comply with at least one of the exemptive conditions under Rule 16b-3. The Plan Administrator shall establish such administrative guidelines to facilitate compliance with at least one such exemptive condition under Rule 16b-3 as the Plan Administrator may deem necessary or appropriate. If any provision of this Plan or such administrative guidelines or any act or omission with respect to this Plan (including any act or omission by an Eligible Employee) fails to satisfy such exemptive condition under Rule 16b-3 or otherwise is inconsistent with such condition, such provision, guidelines or act or omission shall be deemed null and void.

10.2    It is the intention of the Company to have this Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of this Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

11.    Amendment or Termination

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate. To the extent necessary to comply with Section 423 of the Code or any other applicable law or regulation, a Plan amendment shall be conditioned on the approval of such amendment by the shareholders of the Company in such a manner and to such a degree as is required under Section 423 of the Code. The Plan Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest and handling of share certificates which vary according to local requirements. No amendment shall be retroactive unless the Board in its discretion determines that such amendment is in the best interest of the Company or such amendment is required by applicable law to be retroactive. The Board also may terminate this Plan and any Purchase Period at any time (together with any related contribution election) or may terminate any Purchase Period (together with any related contribution elections) at any time;

provided, however, no such termination shall be retroactive unless the Board determines that applicable law requires a retroactive termination.
12.    Notices

All Election Forms and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of any such Election Form and communications.
13.    Employment

The right to elect to participate in this Plan shall not constitute an offer of employment or membership on the Board, and no election to participate in this Plan shall constitute an employment agreement for an Eligible Employee. Any such right or election shall have no bearing whatsoever on the employment relationship between an Eligible Employee and any other person. Finally, no Eligible Employee shall be induced to participate in this Plan, or shall participate in this Plan, with the expectation that such participation will lead to employment or continued employment.
14.    Changes in Capital Structure

14.1    In the event the outstanding Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, in each case by reason of any reorganization, merger, consolidation, recapitalization, reclassification, Share split up, combination of Shares or dividend payable in Shares, appropriate adjustment shall be made by the Board in the number or kind of Shares as to which a right granted under this Plan shall be exercisable, to the end that the right holder’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Board shall be conclusive.

14.2    If the Company is not the surviving or resulting corporation in any reorganization, merger, consolidation or recapitalization, this Plan, and the Company’s rights, duties and obligations hereunder, shall be assumed by the surviving or resulting corporation and the rights of a Participant to purchase Shares shall continue in full force and effect.

15.    Headings, References and Construction

The headings to sections in this Plan have been included for convenience of reference only. This Plan shall be interpreted and construed in accordance with the laws of the State of Texas.

EXHIBIT “A”
MAXIMUM SHARE PURCHASE FORMULAE

I.
Definitions. The following terms shall, for the purposes of this Exhibit “A”, have the meanings ascribed to each. All capitalized terms used in this Exhibit “A” but not otherwise defined in this Exhibit “A” shall have the meanings ascribed to each in the Amended and Restated Camden Property Trust 1999 Employee Share Purchase Plan to which this Exhibit “A” is attached.

1.	“First Purchase Period” shall mean, as to any calendar year, the first Purchase Period in such calendar year.

2.	“Second Purchase Period” shall mean, as to any calendar year, the second Purchase Period in such calendar year.

3.	“A” shall mean $25,000.00

4.	“B” shall mean the Closing Price on the first day of the applicable Purchase Period.

5.	“X” shall mean the maximum number of whole Shares a Participant is permitted to purchase during a First Purchase Period.

6.	“Y” shall mean the actual number of whole Shares a Participant actually purchased during an immediately preceding First Purchase Period.

7.	“Z” shall mean maximum number of whole Shares a Participant is permitted to purchase during a Second Purchase Period

II.	First Purchase Period Maximum. The maximum number of Shares which any Participant is permitted to purchase during a First Purchase Period is determined by the following formula:

A/B = X
As an example of the foregoing, if the Closing Price on the first day of a First Purchase Period is $50.00 (B), X would equal 500 ($25,000/$50 = 500).

III.	Second Purchase Period Maximum. The maximum number of Shares which any Participant is permitted to purchase during a Second Purchase Period is determined by the following formula:

A/B - Y = Z

As an example of the foregoing, if the Closing Price on the first day of a Second Purchase Period if $50.00 (B) and the Participant actually purchased 100 shares during the preceding First Purchase Period (Y), Z would equal 400 ($25,000/$50 minus 100 = 400)